Exhibit 99.1

PRESS RELEASE

CVB Financial Corp.	America Bancshares, Inc.
701 North Haven Avenue	1401 Dove Street, Suite 100
Ontario, CA 91764	Newport Beach, CA 92660

Contact:	Contact:
Christopher D. Myers	Dana R. Johnson
President and Chief Executive Officer	Chairman and Chief Executive Officer
(909) 980-4030	(949) 440-5217

-FOR IMMEDIATE RELEASE-	February 18, 2014

Citizens Business Bank and American Security Bank Announce Acquisition Agreement

•	Transaction values American Security Bank (“ASB”) at $57 million in an all cash transaction.

•	Deal strengthens Citizens Business Bank’s core franchise in Southern California.

•	ASB benefits from high quality merger partner which will expand its existing product and service offerings and help grow its customer base.

ONTARIO, CA and NEWPORT BEACH, CA – (BUSINESS WIRE)—CVB Financial Corp. (NASDAQ: CVBF) and America Bancshares, Inc. announced today that they have entered into a definitive Stock Purchase Agreement, pursuant to which American Security Bank, the principal subsidiary of America Bancshares, Inc., will be sold to and merged with Citizens Business Bank (CBB), the principal subsidiary of CVBF. The transaction is valued at $57.0 million for all of the outstanding shares of common stock of ASB and will be paid for by CBB using 100% cash.

The merger will enhance CBB’s already strong business banking franchise in Southern California and will bolster CBB’s presence in key local markets, including Newport Beach, Corona, Laguna Niguel, Lancaster, Victorville and Apple Valley. At closing, based on December 31, 2013 financial information, CBB will add approximately $253 million in loans, $178 million in non-interest bearing deposits and $356 million in total deposits to its existing totals of $3.6 billion in loans, $2.5 billion in non-interest bearing deposits, and $5.5 billion in deposits and customer repurchase agreements as of December 31, 2013. The transaction is anticipated to close in the second or third quarter of 2014, depending upon the timing of expected regulatory approvals and assuming satisfaction of other customary closing conditions.

Christopher D. Myers, President and Chief Executive Officer of CVBF and CBB, remarked “We are excited to announce the merger of American Security Bank and Citizens Business Bank. We believe American Security Bank and its strong team of associates is a terrific fit for Citizens Business Bank as both organizations share a common philosophy and approach to community banking with an emphasis on serving the financial needs of small-to-medium sized business customers and owners. Citizens Business Bank’s wider menu of products and services will further build on the strong foundation American Security Bank has established in its key markets of Orange County, the Inland Empire and the High Desert.”

Upon completion of the merger, ASB will operate under the CBB name and brand. CBB will continue to deliver the high-touch level of service that ASB customers expect, with an expanded branch and ATM network and a broad range of products and services, including expertise in personal, small business, private and corporate banking, treasury management, and trust and investment services.

“We are pleased to have found such a quality partner for our Bank, its customers and employees” said Dana Johnson, Chairman and Chief Executive Officer of ASB. “Citizens Business Bank will expand upon our existing suite of products and continue our commitment to excellent customer service. We are looking forward to a smooth transition.”

The boards of directors and shareholders of America Bancshares, Inc. and ASB, and the boards of directors of CVBF and CBB, respectively, have unanimously approved this transaction.

Under the terms of the agreement, CBB will acquire ASB from America Bancshares, Inc. The $57 million deal value equates to approximately 133% of ASB’s tangible book value. Excluding one-time costs but including estimated cost savings, CVB Financial Corp. expects the transaction to be accretive to earnings per share. CVB Financial Corp. anticipates that the transaction will result in approximately 3.6% dilution to tangible book value per share at closing (including one-time transaction expenses) with a tangible book value per share earn-back of less than four years on a pro forma basis.

Sandler O’Neill + Partners, L.P. served as financial advisor to CVB Financial Corp., and Manatt, Phelps & Phillips, LLP served as legal counsel to CVB Financial Corp. Hovde Group, LLC served as financial advisor to American Security Bank, and Pillsbury Winthrop Shaw Pittman LLP served as legal counsel to American Security Bank.

About CVB Financial Corp.

CVB Financial Corp. is the holding company for Citizens Business Bank (collectively the “Company”). Citizens Business Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.7 billion. Citizens Business Bank serves 40 cities with 38 Business Financial Centers, six Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, and the Central Valley areas of California. The Bank intends to open a new business financial center location in San Diego County in the spring of 2014.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the Our Investors tab.

About American Security Bank

American Security Bank, originally founded in 1990, is headquartered in Newport Beach, CA and operates through five branches, two electronic banking locations and one loan production office in Southern California. Assets totaled $412 million at December 31, 2013.

Safe Harbor

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “will likely result, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will” and variations of these words and similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that integration of American Security Bank’s operations with those of the Company will be more costly or difficult than expected; the effect of the announcement of the merger on the Company’s, American Security Bank’s or the combined company’s respective customer relationships and operating results; diversion of management’s attention from on-going business operations and opportunities; the challenges of integrating and retaining key employees; the risk that synergies from the transaction may not be fully realized or may take longer to realize than expected; the failure to satisfy conditions to completion of the merger, including receipt of required regulatory approvals; and the failure of the merger to close for any other reason. Additional factors that may affect future results are contained in the Company’s filings with the SEC, which are available at the SEC’s website http://www.sec.gov, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, under the heading “Risk Factors.” The Company disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.